Exhibit 10.1

McorpCX, Inc.

December 19, 2018

To: Gregg Budoi

From:     Michael Hinshaw

Matthew Kruchko

Nii Quaye

Subject:	Compensation Agreement dated August 16, 2018 between McorpCX, Inc. (“Mcorp”) and Gregg R Budoi (“Agreement”)

Let this memo serve to amend the Agreement between Mcorp by deleting Section 4(a) and 4(b) of the Agreement in their entirety and replacing them with the new Section 4(a) and 4(b) as follows:

(a)     Base Salary. The Company shall pay Executive as compensation for Executive’s services a base salary of $17,000 (Seventeen Thousand) per month until October 31, 2018, then for the months of November and December 2018 Mr. Budoi agreed to not receive any compensation and effective January 1, 2019, Mr. Budoi’s base salary shall be $60,000 (sixty thousand dollars) annually and paid monthly at the end of each month, subject to an adjustment by the Board in connection with the determination by the Board that Mr. Budoi has successfully executed a strategic plan developed by the Board that may include the acquisition, joint venture, licensing and/or merger of new business operations or technology in a transaction approved by the Board and the Company’s shareholders, if required, in each case to be achieved prior to the one year anniversary of the effective date of Mr. Budoi’s Agreement. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary may be increased, but not decreased pursuant to annual review by the Compensation Committee of the Board in accordance with this Agreement. Executive shall also be entitled to indemnification from the Company for claims asserted against Executive in connection with Executive’s performance of his duties hereunder and shall be covered under the officer and director liability policy maintained by the Company.

(b)     First Year Bonus. Executive will be entitled to receive a one-time signing bonus of up to Two Hundred Thousand Dollar ($200,000.00), subject to applicable tax withholding, and contingent upon the determination by the Board that Mr. Budoi has successfully executed a strategic plan developed by the Board that may include the acquisition, joint venture, licensing and/or merger of new business operations or technology in a transaction approved by the Board and the Company’s shareholders, if required, in each case to be achieved prior to the one year anniversary of the effective date of Mr. Budoi’s employment agreement.

Agreed and Accepted as of the date above:

/s/ Michael Hinshaw__________________

Michael Hinshaw, Board Member

/s/ Matthew Kruchko_________________

Matthew Kruchko, Board Member

/s/ Nii Quaye_______________________

Nii Quaye, Board Member

Employee:

/s/ Gregg Budoi_____________________

Gregg Budoi